Exhibit 2.1

FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS FIRST AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of August 12, 2021 (the “Amendment Date”) by and among Big Cypress Acquisition Corp., a Delaware corporation (“Parent”), and SAB Biotherapeutics, Inc., a Delaware corporation (the “Company”). Each of Parent and the Company are referred to herein as a “Party” and together as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger dated as of June 21, 2021 (as may be amended, restated, or otherwise supplemented from time to time, including pursuant to this Amendment, the “Merger Agreement”);

WHEREAS, pursuant to Section 8.3 of the Merger Agreement, the Merger Agreement may be amended or modified, in whole or in part, by a duly authorized agreement in writing executed by each of Parent and the Company prior to the Closing; and

WHEREAS, the Parties wish to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1
AMENDMENTS TO THE MERGER AGREEMENT

Section 1.1 Amendment to Section 2.3 of the Merger Agreement. Section 2.3 of the Merger Agreement is hereby amended by deleting Section 2.3 of the Merger Agreement and replacing it in its entirety with the following:

“Section 2.3. Earnout Shares.

(a)       Immediately following the Effective Time, Parent shall deliver electronically through DTC, using DTC’s Deposit/Withdrawal At Custodian System, to the Earnout Escrow Agent (as defined below), a number of Parent Shares equal to (x) 12,000,000 minus (y) the number of Parent Restricted Stock Units to be issued pursuant to Section 2.5(a) and Section 2.5(b) (such Parent Shares, the “Earnout Shares”). Upon receipt of the Earnout Shares, an escrow agent (the “Earnout Escrow Agent”) will place such Earnout Shares in an escrow account (the “Earnout Escrow Account”) established pursuant to an escrow agreement in the form attached hereto as Exhibit H, to be entered into at the Closing by Parent, the Stockholder Representative and the Earnout Escrow Agent (the “Earnout Escrow Agreement”). The Earnout Shares shall be allocated among the Company Stockholders in the manner set forth in the Allocation Schedule.

(b)       Promptly upon the occurrence of any triggering event described in Section 2.3(c) below or immediately prior to the occurrence of any triggering event described in Section 2.3(d) below, Parent shall prepare and deliver, or cause to be prepared and delivered, in consultation with the Stockholder Representative, a mutually agreeable written notice to the Earnout Escrow Agent (a “Release Notice”), which Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Earnout Shares to be released and the identity of the Company Stockholders to whom they should be released based on the Allocation Schedule).

(c)       The Earnout Shares shall be released and delivered as follows.

(i)       25% of the Earnout Shares shall be released from the Earnout Escrow Account if, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “First Earnout”).

(ii)       25% of the Earnout Shares shall be released from the Earnout Escrow Account if, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $20.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Second Earnout”).

(iii)       25% of the Earnout Shares shall be released from the Earnout Escrow Account if, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $25.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Third Earnout”).

(iv)       25% of the Earnout Shares shall be released from the Earnout Escrow Account if, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $30.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Fourth Earnout” and together with the First Earnout, the Second Earnout and the Third Earnout, the “Earnouts”).

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(d)       In the event that after the Closing Date and during the period when any Earnout Shares may still be released from the Earnout Escrow Account (the “Earnout Period”), there is a Change of Control, then any Earnout Shares that the Company Stockholders would have been entitled to receive from the Earnout Escrow Account pursuant to the First Earnout, the Second Earnout, the Third Earnout or the Fourth Earnout, as applicable, determined based on whether the price per share to be received by the Company Stockholders in exchange for a Parent Share in such Change of Control (which calculation shall be determined by dividing the total aggregate value of the consideration to be paid in the Change of Control transaction by the total number of Parent Shares outstanding prior to the Change of Control transaction, assuming that with respect to the Parent Shares in the Earnout Escrow Account only the applicable tranche of such Earnout Shares shall be deemed outstanding Parent Shares) equals or exceeds the applicable stock price threshold set forth in the applicable Earnouts, shall be deemed earned with respect to the applicable Earnouts and released from the Earnout Escrow Account immediately prior to consummation of such Change of Control transaction. By way of example, if such price per share is $18.00 and the First Earnout has not previously been earned and issued, the First Earnout shall be deemed earned (and the applicable but Earnout Shares shall be released from the Earnout Escrow Account) but the Second Earnout, the Third Earnout or the Fourth Earnout shall not be earned and such amounts shall not be released from the Earnout Escrow Account to the Stockholder Representative.

(e)       If all of the conditions set forth in Section 2.3(c) or Section 2.3(d) have not been satisfied prior to the earlier of the Earnout Period and a Change of Control, any Earnout Shares remaining in the Earnout Escrow Account shall be automatically released to Parent and will become treasury shares and the Company Stockholders shall not have any right to receive such Earnout Shares or any benefit therefrom.

(f)       Parent and the Stockholders’ Representative shall use commercially reasonable efforts to resolve any disputes in good faith that may arise between any of them with respect to the determination of the satisfaction of the requirement for the release of any of the Earnout Shares from the Earnout Escrow Account. In the event Parent and the Stockholders’ Representative are unable to reach mutual agreement with each other with respect to the determination of the of the satisfaction of the requirement for the release of any of the Earnout Shares from the Earnout Escrow Account, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of Parent and the Stockholders’ Representative (the “Independent Accountant”). The resolution of any such dispute by the Independent Accountant shall be final and binding on the parties hereto absent manifest error in its determination, in which case the matter will be brought back to the Independent Accountant for correction no more than one time by Parent or the Stockholders’ Representative, after which the determination of the Independent Accountant shall be final and binding. The fees and expenses of the Independent Accountant shall be borne by Parent.

(g)       All share and per share amounts shall be proportionally adjusted for stock splits, stock dividends, recapitalizations and similar events. All distributions of Parent Shares with respect to the Earnout Shares during the Earnout Period, including, but not limited to, Parent Shares issued as a result of stock splits, stock dividends, recapitalizations and similar events, shall be deemed to be Earnout Shares and shall be set aside and not issued until the Earnout Shares have been issued to the Company Stockholders or, if the Earnout Shares are not earned and issued, then all such distributions declared during such period shall be forfeited.”

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Section 1.2 Amendment to Section 2.5 of the Merger Agreement. Section 2.5 of the Merger Agreement is hereby amended by deleting Section 2.5 of the Merger Agreement and replacing it in its entirety with the following:

“Section 2.5. Treatment of Company Equity Awards.

(a)       At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to Section 2.5(c)), Parent shall adopt and assume each Company Equity Plan (each an “Assumed Plan”). At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.5(c)), each Company Option (whether a Vested Company Option or Unvested Company Option) shall cease to represent the right to purchase Company Shares and shall be assumed by Parent and converted into an option to purchase Parent Shares (each, a “Rollover Option”) in an amount, at an exercise price (rounded up to the nearest whole cent) and subject to such terms and conditions, in each case, as set forth on the Allocation Schedule. Each Rollover Option shall otherwise be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Option immediately prior to the Effective Time, except for such other immaterial administrative or ministerial changes as the Parent Board (or the compensation committee of the Parent Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options. Such assumption and conversion shall occur in a manner intended to comply with the requirements of Section 409A and 424 of the Code, as applicable. In addition, promptly after the Effective Time, Parent shall grant to the holders of vested Rollover Options a number of Parent Restricted Stock Units required to be settled in Parent Shares (to be set forth in the Allocation Schedule) upon the achievement of the conditions set forth in Section 2.3(c) or Section 2.3(d), and that are subject to forfeiture if such conditions are not met in accordance with the terms thereof.

(b)       At the Effective Time, by virtue of the Merger and without any action of any Party or any other Person (but subject to, in the case of the Company, Section 2.5(c)), each unvested Company Restricted Stock Award that is outstanding immediately prior to the Merger shall be converted into the right to receive (i) restricted Parent Shares (each a “Rollover Restricted Stock Award”) in an amount and subject to the terms and conditions, in each case, as set forth on the Allocation Schedule and (ii) a number of restricted Parent Shares (to be set forth in the Allocation Schedule) that are subject to forfeiture, and which become unrestricted upon the achievement of the conditions set forth in Section 2.3(c) or Section 2.3(d). Each Rollover Restricted Stock Award shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding Company Restricted Stock Award immediately prior to the Effective Time, subject to the adjustments required by this Section 2.5 after giving effect to the Merger.

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(c)       Prior to the Closing, the Company and Parent shall take, or cause to be taken, all necessary or appropriate actions under any Company Equity Plan (and the underlying grant, award or similar agreements), including to reserve for issuance a sufficient number of shares of Parent Shares for delivery upon exercise or vesting of the Rollover Options and Rollover Restricted Stock Awards under the Assumed Plan, or otherwise to give effect to the provisions of this Section 2.5; no less than three (3) Business Days prior to Closing, the Company and Parent shall each provide to the other copies of all such necessary or appropriate actions and a meaningful opportunity to provide comments, which comments will be considered in good faith.”

Section 1.3 Amendment to Section 1.1 of the Merger Agreement.

(a)       Section 1.1 of the Merger Agreement shall be amended by replacing the following definitions with those currently set forth in Section 1.1 of the Merger Agreement:

“Earnout Period” has the meaning set forth in Section 2.3(d).

“Earnout Shares” has the meaning set forth in Section 2.3(a).

“Earnouts” has the meaning set forth in Section 2.3(c)(iv).

“First Earnout” has the meaning set forth in Section 2.3(c)(i).

“Fourth Earnout” has the meaning set forth in Section 2.3(c)(iv).

“Independent Accountant” has the meaning set forth in Section 2.3(e).

“Second Earnout” has the meaning set forth in Section 2.3(c)(ii).

“Third Earnout” has the meaning set forth in Section 2.3(c)(iii).

“Transaction Documents” means the Registration Rights Agreement, Sponsor Support Agreement, the Company Stockholder Support Agreements, the Letters of Transmittal, the Earnout Escrow Agreement and each other agreement, document, instrument and/or certificate contemplated by this Agreement executed or to be executed in connection with the transactions contemplated hereby.

(b)       Section 1.1 of the Merger Agreement shall be amended by adding the following definitions to Section 1.1 of the Merger Agreement:

“Earnout Escrow Account” has the meaning set forth in Section 2.3(a).

“Earnout Escrow Agent” has the meaning set forth in Section 2.3(a).

“Earnout Escrow Agreement” has the meaning set forth in Section 2.3(a).

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“Release Notice” has the meaning set forth in Section 2.3(b).

Section 1.4 Exhibit H to the Merger Agreement. The Merger Agreement shall be amended by adding Exhibit H attached to this Amendment to the Merger Agreement.

ARTICLE 2
MISCELLANEOUS

Section 2.1 No Other Amendment. Except to the extent that any provisions of or any Exhibits or Schedules to the Merger Agreement are expressly amended by Article 1 of this Amendment, all terms and conditions of the Merger Agreement, and all other documents, instruments and agreements executed thereunder, shall remain in full force and effect pursuant to the terms thereof. In the event of any inconsistency or contradiction between the terms of this Amendment and the Merger Agreement, the provisions of this Amendment shall prevail and control.

Section 2.2 Reference to the Merger Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Merger Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Merger Agreement and a reference to the Merger Agreement in any such instrument or document shall be deemed to be a reference to the Merger Agreement as amended by this Amendment.

Section 2.3 General Provisions. Except as set forth in Article 1 of this Amendment, the provisions of Article 8 (Miscellaneous) of the Merger Agreement apply equally to this Amendment and are hereby deemed incorporated by reference.

(Signature Page Follows)

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IN WITNESS WHEREOF, each of the Parties has caused this Amendment to be duly executed on its behalf as of the day and year first above written.

BIG CYPRESS ACQUISITION CORP.

By:	/s/ Samuel J. Reich
Name:	Samuel J. Reich
Title:	Chief Executive Officer

SAB BIOTHERAPEUTICS, INC.

By:	/s/ Eddie Sullivan
Name:	Name: Eddie Sullivan
Title:	Chief Executive Officer

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EXHIBIT H

(SEE ATTACHED)

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EARNOUT ESCROW AGREEMENT

This EARNOUT ESCROW AGREEMENT (this “Agreement”) is made and entered into as of _________, by and among Big Cypress Acquisition Corp., a Delaware corporation (“Parent”), Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the Company Stockholders (together with any successor appointed in accordance with the Merger Agreement (as defined herein), the “Stockholder Representative” and together with Parent, sometimes referred to individually as a “Party” or collectively as the “Parties”), and Continental Stock Transfer & Trust Company, as escrow agent (the “Earnout Escrow Agent”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined herein).

WHEREAS, SAB Biotherapeutics, Inc., a Delaware corporation, Parent, Big Cypress Merger Sub Inc., a Delaware corporation, and the Stockholder Representative (solely in its capacity as such) have entered into that certain Agreement and Plan of Merger dated as of June 21, 2021 (together with all exhibits, schedules and annexes thereto, as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), pursuant to which the parties thereto have agreed to establish an escrow arrangement for the purposes set forth therein;

WHEREAS, in accordance with Section 2.3 of the Merger Agreement, Parent shall deliver the Earnout Shares (as defined herein) into an escrow account (the “Escrow Account”) to be held in accordance with the terms of the Merger Agreement and this Agreement and shall be released by the Earnout Escrow Agent only upon the occurrence of certain triggering events as specifically set forth in this Agreement and pursuant to Section 2.3 of the Merger Agreement;

WHEREAS, pursuant to Section 8.18 of the Merger Agreement, the Stockholder Representative is appointed as the representative, true and lawful attorney-in-fact and agent for all of the Company Stockholders for all purposes set forth therein; and

WHEREAS, the Parties desire to constitute and appoint the Earnout Escrow Agent as escrow agent hereunder, and the Earnout Escrow Agent is willing to assume and perform the duties and obligations of the escrow agent pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the Parties agree as follows:

1.       Appointment. The Parties hereby appoint the Earnout Escrow Agent as their escrow agent to hold the Earnout Shares and any Escrowed Dividends (as defined herein) received by the Earnout Escrow Agent pursuant to Section 2(f) in escrow for the Company Stockholders and to administer and disburse the Earnout Shares and the Escrowed Dividends and otherwise for the purposes set forth herein, and the Earnout Escrow Agent hereby accepts such appointment under the express terms and conditions set forth herein.

2.       Deposit, Delivery and Receipt of Earnout Shares; Other Actions.

(a)       Immediately following the Effective Time, Parent will deliver, or cause to be delivered ________________ shares of Parent’s common stock, par value $0.0001 per share (“Parent Shares”), as such shares may be adjusted for any stock split, reverse stock split, recapitalization, reclassification, reorganization, exchange, subdivision or combination (the “Earnout Shares”) to the Earnout Escrow Agent electronically through the DTC’s Deposit/Withdrawal At Custodian system to an account designated by the Earnout Escrow Agent.

(b)       The Earnout Escrow Agent will hold the Earnout Shares in the Escrow Account as a book-entry position with a number of Earnout Shares registered in the name of each Company Stockholder as set forth opposite such member’s name on Annex I, until any portion of the aggregate Earnout Shares are to be (i) released to each Company Stockholder, or (ii) otherwise forfeited and released to Parent, in each case, in accordance with the terms of this Agreement and the Merger Agreement.

(c)       When all or any portion of the Earnout Shares are required to be released under the Merger Agreement, the Parties shall deliver joint written instructions to the Earnout Escrow Agent in accordance with the security procedures set forth in Section 11 and executed by each of (i) Parent, (ii) the Stockholder Representative (a “Release Notice”). The Parties agree that the Earnout Shares shall not be subject to attachment by any creditor (including any creditor of any party to the Merger Agreement).

(d)       The Earnout Escrow Agent does not own or have any interest in the Earnout Shares or any Escrowed Dividends, but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Earnout Shares and any Escrowed Dividends in accordance with the terms and conditions set forth herein.

(e)       The Parties agree that the Stockholder Representative shall retain all voting rights and other shareholder rights with respect to the Earnout Shares (except, in each case, the right to receive any dividends or other distributions paid in respect of such Earnout Shares following the Closing and prior to the release of such Earnout Shares, which instead shall be governed by the terms of this Agreement) until such shares are released from the Escrow Account in accordance with the terms of this Agreement and the Merger Agreement.

(f)       For so long as the Earnout Shares are held by the Earnout Escrow Agent, the Earnout Escrow Agent shall vote the Earnout Shares solely as directed in writing by the Stockholder Representative.

(g)       Any dividend or other distributions distributed on any Earnout Shares (collectively the “Escrowed Dividends”) shall be distributed to the Earnout Escrow Agent, and shall be immediately disbursed by the Earnout Escrow Agent to the same person or entity to whom such Earnout Shares are to be released in accordance with the terms of this Agreement. For the avoidance of doubt: (i) any release or distribution of Escrowed Dividends is intended to comply with, and shall be effected in accordance with Rev. Proc. 84-42, 1984-1 C.B. 521 and (ii) any Escrowed Dividends with respect to the Earnout Shares shall be allocated among and distributed to the Company Stockholders as set forth on Annex I.

(h)       Any cash Escrowed Dividends shall be delivered to the Earnout Escrow Agent to be held in a bank account and be deposited in one or more non-interest-bearing accounts to be maintained by the Earnout Escrow Agent in the name of the Earnout Escrow Agent at one or more of the banks listed in Schedule 3 hereto (the “Approved Banks”). The deposit of such Escrowed Dividends in any of the Approved Banks shall be deemed to be at the direction of the Stockholder Representative. The Earnout Escrow Agent shall have no duty, responsibility or obligation to invest any cash Escrowed Dividends or other funds or cash held by it hereunder other than in accordance with this Section 2(h).

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(i)       The amounts held in custody by the Earnout Escrow Agent pursuant to this Agreement are at the sole risk of the Parties and, without limiting the generality of the foregoing, the Earnout Escrow Agent shall have no responsibility or liability for any diminution of the cash Escrowed Dividends which may result from any deposits made pursuant to this Agreement, including any losses resulting from a default by an Approved Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder. The Parties acknowledge and agree that the Earnout Escrow Agent is acting prudently and at their direction when depositing the cash Escrowed Dividends at any Approved Bank, and the Earnout Escrow Agent is not required to make any further inquiries in respect of any Approved Bank.

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(a)       The Earnout Escrow Agent shall disburse the Earnout Shares only in accordance with the Release Notice. Each such Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Earnout Shares to be released and the identity of the person(s) to whom such Earnout Shares should be released).

(b)       If the Earnout Shares are to be released to the Company Stockholders (as opposed to a release and forfeiture to Parent), the specified number of Earnout Shares (and the applicable portion of the Escrowed Dividends) shall be released directly to the Company Stockholders in accordance with the terms of the Merger Agreement (in which case, the Stockholder Representative shall specify in the Release Notice the number of Earnout Shares and Escrowed Dividends each Company Stockholder shall receive in connection with such release and the Earnout Escrow Agent shall have no liability for the accuracy of, or compliance with terms of the Merger Agreement or any other document, of such instructions).

(c)       If the Merger Agreement requires that all or any portion of the Earnout Shares are to be released and forfeited to Parent, then the Release Notice shall specify the number of Earnout Shares to be released and forfeited to Parent (and the applicable portion of the Escrowed Dividends).

(d)       In the event an equitable adjustment is required under Section 4(c), any Release Notice shall also include reasonably detailed information with respect to such equitable adjustment.

(e)       During the period from the date of this Agreement until the date upon which all of the Earnout Shares have been released, Parent and the Stockholder Representative agree to promptly and jointly issue all applicable Release Notices upon the occurrence of each triggering event, as such events are described in the Merger Agreement (and in accordance with Section 4). For the avoidance of doubt, in the event of a conflict between the terms of this Agreement and the Merger Agreement, then, as between Parent and the Stockholder Representative, the terms of the Merger Agreement shall control and the aforementioned parties shall use reasonable best efforts to effect an amendment to this Agreement (including to Section 4).

(f)       Within five (5) Business Days following the receipt of any Release Notice and subject to the receipt of required documentation for compliance with applicable anti-money laundering requirements, the Earnout Escrow Agent shall release and deliver to the person or persons designated in the applicable Release Notice the number of Earnout Shares set forth in such Release Notice by transfer of the relevant Earnout Shares into the securities accounts designated in such Release Notice.

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(g)       The Earnout Escrow Agent shall be entitled to rely upon, and be held harmless for such reliance, on any Release Notice for any action taken, suffered or omitted to be taken in good faith by it. The Earnout Escrow Agent shall have no obligation to determine whether a triggering event has occurred or is contemplated to occur under the Merger Agreement, this Agreement (including, without limitation, under Section 4), or any other document.

(h)       For purposes of this Agreement, “Business Day” shall mean any day other than a Friday, Saturday, Sunday or any other day on which commercial banks in New York, New York or the location of the Earnout Escrow Agent’s offices in Section 10 are authorized or required by law to close.

4.       Disbursement and Termination.

(a)       Release of Earnout Shares. The Earnout Shares shall be released and delivered as follows:

(i)       25% of the Earnout Shares shall be released from the Escrow Account if, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $15.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “First Earnout”).

(ii)       25% of the Earnout Shares shall be released from the Escrow Account if, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $20.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Second Earnout”).

(iii)       25% of the Earnout Shares shall be released from the Escrow Account if, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $25.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Third Earnout”).

(iv)       25% of the Earnout Shares shall be released from the Escrow Account if, at any time during the five (5)-year period immediately following the Closing, the VWAP of the Parent Shares is greater than or equal to $30.00 for any twenty (20) Trading Days within a period of thirty (30) consecutive Trading Days (the “Fourth Earnout” and together with the First Earnout, the Second Earnout and the Third Earnout, the “Earnouts”).

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(v)       In the event that after the Closing Date and during the period when any Earnout Shares may still be released from the Earnout Escrow Account (the “Earnout Period”), there is a Change of Control, then any Earnout Shares that the Company Stockholders would have been entitled to receive from the Earnout Escrow Account pursuant to the First Earnout, the Second Earnout, the Third Earnout or the Fourth Earnout, as applicable, determined based on whether the price per share to be received by the Company Stockholders in exchange for a Parent Share in such Change of Control (which calculation shall be determined by dividing the total aggregate value of the consideration to be paid in the Change of Control transaction by the total number of Parent Shares outstanding prior to the Change of Control transaction, assuming that with respect to the Parent Shares in the Earnout Escrow Account only the applicable tranche of such Earnout Shares shall be deemed outstanding Parent Shares) equals or exceeds the applicable stock price threshold set forth in the applicable Earnouts, shall be deemed earned with respect to the applicable Earnouts and released from the Earnout Escrow Account immediately prior to consummation of such Change of Control transaction. By way of example, if such price per share is $18.00 and the First Earnout has not previously been earned and issued, the First Earnout shall be deemed earned (and the applicable but Earnout Shares shall be released from the Earnout Escrow Account) but the Second Earnout, the Third Earnout or the Fourth Earnout shall not be earned and such amounts shall not be released from the Earnout Escrow Account to the Stockholder Representative.

(vi)       If all of the conditions set forth in Section 2.3(c) or Section 2.3(d) of the Merger Agreement have not been satisfied prior to the earlier of the Earnout Period and a Change of Control, any Earnout Shares remaining in the Escrow Account shall be automatically released to Parent and will become treasury shares and the Company Stockholders shall not have any right to receive such Earnout Shares or any benefit therefrom.

(b)       Escrow Termination Date. Subject to the provisions of Section 8, this Agreement shall terminate after all of the Earnout Shares and Escrowed Dividends have been released from the Escrow Account.

(c)       Adjustment. The Parent Share price targets set forth in Section 2.3(c) and Section 2.3(d) of the Merger Agreement and the number of Parent Shares to be issued and released pursuant to in Section 2.3(c) and Section 2.3(d) of the Merger Agreement shall be equitably adjusted for any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar affecting the Parent Shares after the date of this Agreement.

(d)       Records. The Earnout Escrow Agent shall keep proper books of record and account in which full and correct entries shall be made of all release activity in the Escrow Account.

5.       Earnout Escrow Agent.

(a)       The Earnout Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Earnout Escrow Agent shall not have any fiduciary, partnership or joint venture relationship with any Party or any other person or entity arising out of or in connection with this Agreement.

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(b) The Earnout Escrow Agent shall not be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document among the Parties, in connection herewith, if any, including without limitation the Merger Agreement, nor shall the Earnout Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Earnout Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the Merger Agreement, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall govern and control in all respects relating to the Earnout Escrow Agent, but in every other respect involving the parties and beneficiaries of any such other agreement, the other agreement shall control.

(c) The Earnout Escrow Agent may rely upon, and shall not be liable for acting or refraining from acting upon, any Release Notice or other written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Earnout Escrow Agent shall not be liable to any Party, any beneficiary, or other person or entity for refraining from acting upon any Release Notice or other written notice, document, instruction or request furnished to it hereunder setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Earnout Shares, or any portion thereof, unless such Release Notice or other written notice, document, instruction or notice shall have been delivered to the Earnout Escrow Agent in accordance with Section 11 below and the Earnout Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. The Earnout Escrow Agent shall not be under any duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Earnout Escrow Agent shall have no duty to solicit any receipt of Earnout Shares which may be due to it or the Escrow Account, nor shall the Earnout Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any number of Earnout Shares deposited with it hereunder.

(d)       The Earnout Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Earnout Escrow Agent’s fraud, gross negligence or willful misconduct was the primary cause of any loss to either Party. The Earnout Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents, and the Earnout Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by any such attorney or agent in good faith, absent fraud, gross negligence, bad faith or willful misconduct (each as determined by a final, nonappealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof. The Earnout Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Earnout Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Earnout Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Earnout Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute arising under the Merger Agreement (other than with respect to a dispute involving the Earnout Escrow Agent) without making the Earnout Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Earnout Escrow Agent be liable for special, incidental, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Earnout Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

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6.       Succession.

(a)       The Earnout Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days advance notice (pursuant to Section 10) in writing of such resignation to the Parties specifying a date when such resignation shall take effect. By delivery of joint written instructions by the Parties to the Earnout Escrow Agent, the Parties shall have the right to terminate their appointment of the Earnout Escrow Agent, or successor escrow agent, as Earnout Escrow Agent, upon thirty (30) days’ notice to the Earnout Escrow Agent. If the Earnout Escrow Agent shall resign, be removed or otherwise become incapable of acting, the Parties shall appoint a successor to be the Earnout Escrow Agent. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days after giving notice of such removal or following the receipt of the notice of resignation or incapacity, the Earnout Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent within the relevant jurisdiction or for other appropriate relief, and any such resulting appointment shall be binding upon all of the Parties. The Earnout Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Earnout Shares (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent as jointly instructed in writing by the Parties, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery, the Earnout Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8. The Earnout Escrow Agent shall have the right to withhold monies or property in an amount equal to any amount due and then owing to the Earnout Escrow Agent, plus any costs and expenses the Earnout Escrow Agent shall reasonably believe may be incurred by the Earnout Escrow Agent that the Parties are obligated to indemnify or reimburse the Earnout Escrow Agent for pursuant to this Agreement in connection with the termination of this Agreement, so long as the Earnout Escrow Agent has previously submitted a written invoice in respect thereof to the Parties that the Parties have not paid within thirty (30) days of receipt of such invoice.

(b)       Any entity into which the Earnout Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Earnout Escrow Agent under this Agreement without further action on the part of any Party. The Earnout Escrow Agent shall promptly notify the Parties in the event this occurs.

(c)       Every successor escrow agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Parties, an instrument in writing accepting such appointment hereunder, and thereupon such successor escrow agent, without any further action, shall become fully vested with all the rights, immunities and powers and shall be subject to all of the duties and obligations, of its predecessor; and every predecessor escrow agent shall deliver all property and moneys held by it hereunder to such successor escrow agent, at which time of delivery the Earnout Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8.

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7.       Compensation and Reimbursement. Parent agrees to (a) pay the Earnout Escrow Agent upon execution of this Agreement, and from time to time thereafter, all reasonable compensation for the services to be rendered hereunder by the Earnout Escrow Agent as described in Schedule 2 attached hereto, and (b) pay or reimburse the Earnout Escrow Agent upon request for all reasonable and documented expenses, disbursements and advances, including, without limitation, reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement.

8.       Indemnity.

(a)       Subject to Section 8(c) below, the Earnout Escrow Agent shall be liable for any and all losses, damages, claims, costs, charges, penalties and related interest, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”), only to the extent such Losses are determined by a court of competent jurisdiction to be a result of its own fraud, gross negligence, bad faith or willful misconduct (as determined by final adjudication of a court of competent jurisdiction); provided, however, that any liability of the Earnout Escrow Agent will be limited in the aggregate to the aggregate value of the Earnout Shares and the Escrowed Dividends deposited with the Earnout Escrow Agent.

(b)       Parent shall indemnify and hold the Earnout Escrow Agent harmless from and against, and the Earnout Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to the Earnout Escrow Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement (collectively, “Agent Claims”), except to the extent that such Losses are determined by a court of competent jurisdiction to be a result of the Earnout Escrow Agent’s own fraud, gross negligence, bad faith or willful misconduct (as determined by final adjudication of a court of competent jurisdiction).

(c)       In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of an indemnity claim, the Earnout Escrow Agent shall promptly notify Parent of such assertion in writing after it becomes aware, and shall keep the Parent advised with respect to all developments concerning such claim; provided, that failure to give prompt notice shall not relieve Parent of any liability to the Earnout Escrow Agent, except to the extent that Parent demonstrates that the defense of such action has been materially prejudiced by the Earnout Escrow Agent’s failure to timely give such notice. Parent shall have the option to participate with the Earnout Escrow Agent in the defense of such claim or to defend against said claim in its own name or the name of the Earnout Escrow Agent unless such claim is (i) brought by the Earnout Escrow Agent or (ii) the Earnout Escrow Agent reasonably determines that there may be a conflict of interest between the indemnified party and the indemnifying party in the defense of such claim and the indemnified party does in fact assume the defense. Parent shall in no case confess any claim, make any compromise or take any action adverse to the Earnout Escrow Agent in any case in which Parent may be required to indemnify the Earnout Escrow Agent, except with the Earnout Escrow Agent’s prior written consent, which shall not be unreasonably withheld or delayed.

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(d)       For the avoidance of doubt, this Section 8 shall survive termination of this Agreement or the resignation, replacement or removal of the Earnout Escrow Agent for any reason.

9.       Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)       Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Earnout Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Earnout Escrow Agent’s identity verification procedures require the Earnout Escrow Agent to obtain applicable information which is required to confirm the Parties’ identity including without limitation name, address and organizational documents (collectively, “Identifying Information”). The Parties agree to provide the Earnout Escrow Agent with and consent to the Earnout Escrow Agent obtaining from third parties any Identifying Information required as a condition of opening an account with or using any service provided by the Earnout Escrow Agent for the purposes of this Agreement.

(b)       Certification and Tax Reporting. The Parties have provided, or promptly following the date hereof will provide, the Earnout Escrow Agent with their respective fully executed Internal Revenue Service (“IRS”) Form W-8, or W-9, as applicable. The Earnout Escrow Agent shall make such reports to the applicable tax authorities as directed by Parent and shall have no obligation under this Agreement to make any other reports with respect to taxes. If required by law, the Earnout Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities.

10.       Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed effective on the date of receipt, and may be sent by (i) by facsimile or other electronic submission (including e-mail); (ii) by overnight courier or delivery service; or (iii) by certified or registered mail, return receipt requested; to the appropriate notice address set forth below or at such other address as any Party may have furnished to the other Parties in writing by registered mail, return receipt requested.

(a)       If to the Stockholder Representative:

Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com

(b)       If to Parent:

Big Cypress Acquisition Corp.
300 W. 41st Street, Suite 202
Miami Beach, Florida 33140
Attention: Board of Directors & Chief Executive Officer
Email: [_____________]

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With copies (which shall not constitute notice) to:

Dentons US LLP
1221 Avenue of the Americas
New York, NY 10020
Attention: Ilan Katz and Brian Lee
Email: ilan.katz@dentons.com and brian.lee@dentons.com

And

Stradling Yocca Carlson & Rauth
800 Anacapa Street, Suite A
Santa Barbara, CA 93101
Attention: Ian Smith
Email: Ismith@stradlinglaw.com

(c)       If to the Earnout Escrow Agent:

Continental Stock Transfer & Trust Company
1 State Street 30th Floor
New York, NY 10004-1561
Attn:
Email:

11.       Security Procedures.

(a)       Notwithstanding anything to the contrary as set forth in this Agreement, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Earnout Shares, including but not limited to any such instructions that may otherwise be set forth in a Release Notice or other written notice, document, instruction or request permitted pursuant to Section 4 of this Agreement, may be given to the Earnout Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Earnout Shares, or any portion thereof, shall be deemed delivered and effective unless the Earnout Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Parties by the Earnout Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number or e-mail address.

(b)       In the event transfer instructions are so received by the Earnout Escrow Agent by facsimile or other electronic submission (including e-mail), the Earnout Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Earnout Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Earnout Escrow Agent. If the Earnout Escrow Agent is unable to reach the Stockholder Representative or Parent after a reasonable amount of time, the Earnout Escrow Agent is hereby authorized both to receive written instructions from and seek written confirmation of such instructions by any one or more of Stockholder Representative’s or Parent’s executive officers (“Executive Officers”), as applicable, as the Earnout Escrow Agent may select. Such Executive Officer shall deliver to the Earnout Escrow Agent a fully executed incumbency certificate, and the Earnout Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer as confirmation on behalf of the Stockholder Representative or Parent, as applicable.

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(c)       Notwithstanding anything to the contrary herein, the Earnout Escrow Agent shall only deliver or distribute the Earnout Shares upon receipt of and in accordance with the delivery instructions set forth in the applicable Release Notice.

(d)       The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

12.       Compliance with Court Orders. In the event that any escrow or trust property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court affecting the property deposited under this Agreement, the Earnout Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Earnout Escrow Agent obeys or complies with any such writ, order, judgment or decree, it shall not be liable to any of the Parties or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13.       Miscellaneous.

(a)       Amendment. Except for transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the Parties.

(b)       Assignment. Neither this Agreement nor any right, obligation or interest hereunder may be assigned in whole or in part by any Party, except as provided in Section 6, without the prior written consent of all of the other Parties.

(c)       Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to principles of law (including conflicts of law) that will require the application of the laws of any other jurisdiction. Each Party to this Agreement irrevocably waives any objection on the grounds of venue, forum non-conveniens, lack of jurisdiction or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court located in the State of New York. The Parties to this Agreement further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

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(d)       Force Majeure. No Party to this Agreement is liable to any other Party for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of acts reasonably beyond its control including, without limitation, acts of God, fire, terrorism, disease, pandemic, floods, strikes, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest; provided, that the Earnout Escrow Agent shall use commercially reasonable efforts to resume performance as soon as practicable. If any such act occurs, then the Earnout Escrow Agent shall give, as promptly as practicable, written notice to the Parties, stating the nature of such act and any action being taken to avoid or minimize its effect.

(e)       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the Parties to this Agreement may be transmitted by facsimile or pdf (including via e-mail). A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature, and will be binding and effective upon such Party when a counterpart shall have been signed by each of the Parties and delivered to the other Parties.

(f)       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable by reason of any applicable law of a jurisdiction, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(g)       Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(h)       Enforcement, Remedies and Compliance. A person or entity who is not a party to this Agreement shall have no right to enforce any term of this Agreement. Each Party represents, warrants and covenants that each document, notice, instruction or request provided by such Party to the Earnout Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the Parties to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity other than the Earnout Escrow Agent and the Parties any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder. Except as otherwise expressly provided herein or as between the applicable Parties in the Merger Agreement, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

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(i)       Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(i).

(j)       Publicity. Except as may be required by applicable law (including securities laws), court order, regulatory authority (including a securities authority) or as shall be required or desirable to be presented by a Party to any tax authority of such Party, none of the Parties shall disclose, issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the services to be provided hereunder without obtaining the prior written approval of the other Parties, which may be withheld in the other Parties’ sole discretion; provided that the Earnout Escrow Agent may use Parent’s name in its customer lists or otherwise as required by applicable law or regulation.

(k)       Successors. All the covenants and provisions of this Agreement by or for the benefit of the Parties shall bind and inure to the benefit of their respective permitted successors and assigns hereunder.

(l)       Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only the Parties and their respective permitted successors and assigns. No rights shall be granted to any other person or entity by virtue of this Agreement, and there are no third party beneficiaries hereof.

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(m)       Survival. Notwithstanding anything to the contrary, all provisions regarding indemnification, liability and limits thereon, compensation and expenses (with respect to any fees or expenses payable in respect of the period preceding the termination or expiry of this Agreement) and confidentiality shall survive the termination or expiration of this Agreement. For the avoidance of doubt, Section 6, Section 7 (with respect to any outstanding fees or expenses payable in respect of the period preceding the termination or expiry of this Agreement), Section 8 and Section 13 shall survive termination of this Agreement or the resignation, replacement or removal of the Earnout Escrow Agent for any reason.

(n)       Merger of Agreement. This Agreement together with the Merger Agreement constitutes the entire agreement between the Parties related to the Earnout Shares and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(o)       No Strict Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all Parties, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(SIGNATURE PAGE FOLLOWS)

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IN WITNESS WHEREOF, the Parties have executed this Escrow Earnout Agreement as of the date set forth above.

BIG CYPRESS ACQUISITION CORP.

By:
Name:	Samuel J. Reich
Title:	Chief Executive Officer

STOCKHOLDERS’ REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders’ Representative

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, AS EARNOUT ESCROW AGENT

By:
Name:
Title:

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